                                                                       EXHIBIT 8



                                Form of Opinion
                               _______ ___, 1996



Bankers First Corporation
One 10th Street
Augusta, Georgia  30901

SouthTrust Corporation
420 North 20th Street
Birmingham, AL  35203

         Re: Proposed Reorganization involving Bankers First Corporation ("BFC"), SouthTrust Corporation ("SouthTrust") and SouthTrust of Georgia, Inc. ("ST-Sub")

Ladies and Gentlemen:

         We have served as counsel to BFC in connection with the proposed reorganization involving BFC, SouthTrust and ST-Sub pursuant to the Agreement and Plan of Merger dated October 31, 1995, as amended (the "Agreement"), which provides for the merger of BFC with and into ST-Sub, a wholly-owned subsidiary of SouthTrust. In our capacity as counsel to BFC, our opinion has been requested to certain of the federal income tax consequences of the Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended ("Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)     The Agreement;

         (2) The Registration Statement on Form S-4 filed by SouthTrust with the Securities and exchange Commission under the Securities Act of 1933, on January __, 1996, including the Proxy Statement/Prospectus; and

         (3)     Such additional documents as we have considered relevant.

         In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of SouthTrust and BFC.

Bankers First Corporation
SouthTrust Corporation
_______ __, 1996
Page 3

         You have advised us that the proposed transaction will enhance the business of BFC through utilization of the financial resources of SouthTrust and allow SouthTrust to expand its banking business into the markets served by BFC. To achieve these goals, the following will occur pursuant to the
Agreement:

         (1) At the Effective Time, BFC will be merged with and into ST-Sub in accordance with the provisions of the Georgia Business Corporation Code. ST-Sub will be the surviving entity.

         (2) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of SouthTrust Capital Stock, including any associated Rights, issued and outstanding immediately prior to the Effective Time will remain issued and outstanding from and after the Effective Time.

                 (b) Each share of ST-Sub stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding from and after the Effective Time.

                 (c) Each share of BFC Common Stock (excluding shares held by any BFC Company or any SouthTrust Company, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time will cease to be issued and outstanding and will be converted into and exchanged for the right to receive
1.126 shares of SouthTrust Common Stock (subject to possible adjustment pursuant to the Agreement). Four-ninths of a Right will be attached to each share of SouthTrust Common Stock issued in connection with the Merger upon conversion of BFC Common Stock. The Rights are contingent upon (i) an announcement of an acquisition by a third party of 20% or more of the SouthTrust Common Stock; (ii) the commencement of a tender offer which would result in the ownership of 20% or more of the SouthTrust Common Stock, or (iii) a board determination that a person's ownership of at least 10% of the outstanding SouthTrust Common Stock may cause a material adverse impact on SouthTrust. The rights are unexercisable and attach to and transfer with the SouthTrust Common Stock certificates. The Rights may be redeemed by SouthTrust and are intended to encourage persons who may seek to acquire control of the company to initiate such acquisition through negotiations with the board of directors of SouthTrust.

                 (d) Each of the shares of BFC Common Stock held by any BFC Company or any SouthTrust Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         (3) Each holder of shares of BFC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SouthTrust Common Stock (after taking into account all certificates representing shares of BFC Common Stock delivered by such holder) will be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SouthTrust Common Stock multiplied by the last sale price of one share of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by SouthTrust) on the last trading day preceding the Effective Time.

         (4) At the Effective Time, the BFC Options that are outstanding, whether or not exercisable, will be converted into and become rights with respect to SouthTrust Common Stock, and SouthTrust shall assume each BFC Option in accordance with the terms of the BFC Stock Plan and stock option agreement by which it is evidenced, except as provided in the Agreement.

Bankers First Corporation
SouthTrust Corporation
_______ __, 1996
Page 3


         (5) No rights of dissent and appraisal will be available to the holders of shares of BFC Common Stock under the Georgia Business Corporation Code in connection with the Merger.

         With your consent, we have also assumed that the following representations are true on the date hereof and will be true on the date on which the Merger is consummated:

         (1) The fair market value of the SouthTrust Common Stock and other consideration received by each stockholder of BFC will, in each instance, be approximately equal to the fair market value of the BFC Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention by any of the stockholders of BFC who own five percent (5%) or more of the outstanding BFC Common Stock and, to the best of the knowledge of the management of BFC, the remaining BFC stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of SouthTrust Common Stock they will receive in the Merger that will reduce on the part of the BFC stockholders such stockholders' ownership of SouthTrust Common Stock to a number of shares having an aggregate value as of the Effective Time of less than fifty percent (50%) of the aggregate value of all of the stock of BFC outstanding immediately prior to the Effective Time. For purposes of this representation, shares of BFC Common Stock that are disposed of or exchanged for cash in lieu of fractional shares of SouthTrust Common Stock will be treated as outstanding BFC Common Stock immediately prior to the Effective Time. Moreover, shares of BFC Common Stock and shares of SouthTrust Common Stock held by BFC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Time will be considered in making this representation.

         (3) In the Merger, ST-Sub will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by BFC immediately prior to the Merger. For this purpose, amounts paid by BFC to stockholders who receive cash or other property, all redemptions and distributions (except for regular, normal dividends) made by BFC immediately preceding the Merger and all amounts paid out of the assets of BFC as reorganization expenses will be considered as assets held by BFC immediately prior to the Merger.

         (4)     SouthTrust has no plan or intention to (i) liquidate ST-Sub,
(ii) merger ST-Sub with and into another corporation, (iii) sell or otherwise dispose of its stock in ST-Sub, or (iv) cause ST-Sub to sell or otherwise dispose of any of the assets acquired by ST-Sub from BFC, except for dispositions made in the ordinary course of business or transfers to controlled corporations or except a provided below. For purposes of this representation, as well as representations 11 and 12, a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

         (5) From and after the consummation of the Merger, ST-Sub will continue the historic business of BFC or use a significant portion of BFC"s business assets in a business. We understand that BFC's wholly-owned subsidiary, Bankers First Savings Bank, FSB ("Bank"), may be merged with and into ST-Sub's wholly-owned subsidiary, SouthTrust Bank of Georgia, N.A. ("ST-Bank"), and ST-Bank will continue the historic business of Bank.

         (6) The liabilities of BFC to be assumed by ST-Sub in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by BFC in the ordinary course of its business.

Bankers First Corporation
SouthTrust Corporation
_______ __, 1996
Page 4


         (7) There is not now nor will there be at the Effective Time any intercorporate indebtedness existing between BFC and ST-Sub or between BFC and SouthTrust that was issued, acquired, or will be settled at a discount.

         (8) BFC, ST-Sub, and SouthTrust will each pay their respective expenses incurred in connection with the Merger, except that each of SouthTrust and BFC will bear and pay one-half of the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus. Stockholders of BFC will pay their own expenses, if any, incurred in connection with the Merger.

         (9) None of SouthTrust, ST-Sub or BFC is an investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (10) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

         (11)    Prior to the Merger, SouthTrust will be in control of ST-Sub.

         (12) Following the Merger, ST-Sub will not issue additional shares of its stock that would result in SouthTrust losing control of ST-Sub.

         (13) The fair market value of the assets to be transferred from BFC to ST-Sub as a result of the Merger will equal or exceed the sum of the liabilities of BFC to be assumed by ST-Sub (plus the amount of liabilities to which the assets to be transferred are subject).

         (14) The payment of cash to BFC stockholders in lieu of fractional shares of SouthTrust Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expenses and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to BFC stockholders in lieu of fractional shares of SouthTrust Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

         (15) SouthTrust has no plan or intention to redeem or otherwise reacquire its stock that will be issued in the Merger.

         (16) None of the compensation received by any stockholder-employee of BFC represents separate consideration for, or is allocable to, any of his BFC Common Stock. None of the SouthTrust Common Stock that will be received by BFC stockholder-employees in the Merger represents bargained for consideration that is allocable to any employment agreement or arrangement.

         (17) BFC has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to stockholders prior to the Merger.

         (18)    No stock of ST-Sub will be issued in the Merger.

         (19) BFC has not reacquired or redeemed any of its stock in contemplation of the Merger.

         (20) The Agreement represents the entire understanding of BFC, SouthTrust, and ST-Sub with respect to the Merger.

         (21) the Merger of BFC with and into ST-Sub will qualify as a merger under applicable law.

Bankers First Corporation
SouthTrust Corporation
January __, 1996
Page 5


         (22) SouthTrust does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of BFC except that SouthTrust Estate and Trust Company of Georgia, National Association, is trustee of the Employee Stock Ownership Plan of BFC.

                                    OPINIONS

         Based on the foregoing assumptions, we are of the opinion that:


         (1) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. BFC, SouthTrust and ST-Sub will each be "a party to a reorganization" within the meaning of Section 368(b).

         (2) No gain or loss will be recognized by the BFC stockholders upon the receipt of SouthTrust Common Stock in exchange for their shares of BFC Common Stock. In addition, no gain or loss will be recognized by BFC stockholders upon the receipt of the Rights attached to the SouthTrust Common Stock.

         (3) No gain or loss will be recognized by either SouthTrust or ST-Sub upon the acquisition by ST-Sub of substantially all of the assets of BFC in exchange for SouthTrust Common Stock and the assumption by ST-Sub of any liabilities of BFC.

         (4) No gain or loss will be recognized by BFC upon the transfer of substantially all of its assets to ST-Sub in exchange for SouthTrust Common Stock and the assumption by ST-Sub of any liabilities of BFC.

         (5) The basis of SouthTrust Common Stock to be received by BFC stockholders will be the same as the basis of the BFC Common Stock surrendered in exchange therefor.

         (6) The basis of the assets of BFC received by ST-Sub will be the same as the basis of such assets in the hands of BFC immediately prior to the Merger.

         (7) The holding period of the shares of SouthTrust Common Stock to be received by a BFC stockholder will include the period during which the BFC Common Stock surrendered in exchange therefor was held, provided that the BFC Common Stock was held as a capital asset by each such holder as of the Effective Time.

         (8) The holding period of the assets of BFC received by ST-Sub will include the period during which such assets were held by BFC.

         (9) The payment of cash to a BFC stockholder in lieu of issuing fractional shares of SouthTrust Common Stock will be treated as if the fractional shares actually were issued by SouthTrust in connection with the Merger and then redeemed by SouthTrust. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share of stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations set out herein, which we have assumed are true on the date hereof and will be true on the

Bankers First Corporation
SouthTrust Corporation
_______ __, 1996
Page 6


date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the representations set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including, for example, any issues related to intercompany transactions, bad debt reserves, changes in accounting methods, or the conversion of BFC Options.

         This opinion is being provided solely for the benefit of SouthTrust, BFC, and their stockholders. No other person or party shall be entitled to rely on this opinion.


                                     Very truly yours,

                                     ALSTON & BIRD



                                     By: _________________________